Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-168509) on Form S-3 of Chesapeake Energy Corporation of our report dated March 1, 2011 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 1, 2011.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Tulsa, Oklahoma

February 10, 2012